Exhibit 3.41
AMENDED AND RESTATED
OPERATING AGREEMENT OF
ALLIED SERVICES, LLC
April 30, 2003
     THIS AMENDED AND RESTATED OPERATING AGREEMENT is entered into effective as of the date set forth above between Allied Waste Landfill Holdings, Inc., a Delaware corporation (“Holdings”), as a Member and the Manager, and Allied Waste North America, Inc. (“AWNA”) and Allied Green Power, Inc. (“AGP”), both Delaware corporations, as Members, and supercedes any previous operating agreement(s) of the Company, whether written or oral.
     SECTION 1. DEFINITIONS; THE COMPANY
     1.1 Definitions. Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 10.14 hereof.
     1.2 Formation. The Company is a Delaware limited liability company formed on or about November 11, 1997, pursuant to the provisions of the Act and upon the terms and conditions set forth in its Certificate of Formation. Immediately prior to execution of this Agreement, the Company was a single member limited liability company owned entirely by AWNA. AWNA desires to grant Interests in the Company to Holdings and AGP as described herein, and the Members desire to memorialize their agreement with respect to their respective Interests in the Company.
     1.3 Name. The name of the Company is Allied Services, LLC. The name of the Company may be changed at the discretion of the Manager.
     1.4 Purpose. The primary purpose of the Company is to engage in and conduct the business of solid waste management and disposal, and to engage in any other business or activity permitted under Delaware law and the laws of any jurisdiction in which the Company may do business (the “Core Activities”).
     1.5 Intent. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. No Member shall take any action inconsistent with the express intent of the parties hereto.
     1.6 Office. The registered office of the Company within the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The Manager may change the registered office to any other place within the State of Delaware upon written notice to the Members. In addition, the Manager may, in the Manager’s discretion, open other offices of the Company, within or outside the State of Delaware, as determined in the Manager’s discretion, and the Manager may take such action as deemed desirable or appropriate by the Manager to enable the Company to do business in any other location.

     1.7 Agent for Service of Process. The name and address of the agent for service of legal process on the Company in Delaware are Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Manager may change the Company’s agent for service of legal process in the Manager’s discretion.
     1.8 Term. The term of the Company shall be perpetual and shall continue until the Company is dissolved as set forth in this Agreement.
     1.9 Fiscal Year. The fiscal year of the Company shall be the calendar year.
     1.10 Certificate of Formation. A certificate of formation (the “Certificate of Formation”) has been filed in accordance with Delaware law and the Manager shall file any amendments to the Certificate of Formation deemed necessary by the Manager to reflect amendments to this Agreement adopted in accordance with the terms hereof. Upon the approval of any amendment to this Agreement or to the Certificate of Formation in accordance with this Agreement, any Member or the designee(s) of any Member shall be authorized to execute and file such instruments as may be required by Delaware law or the laws of any other state in which the Company may be doing business.
     SECTION 2. MEMBERS; CAPITAL CONTRIBUTIONS; LOANS
     2.1 Members. The names and the number of Units held by the Members as of the date hereof are set forth on Exhibit A. If any Members are subsequently admitted to the Company, or if the number of Units held by any existing Member changes, Exhibit A shall be amended to reflect the additional Members or the revised Units.
     2.2 Capital Contributions. Immediately prior to the effective date of this Agreement, the Company was a single-member limited liability company, disregarded as a separate entity for Federal income tax purposes. AWNA is an owner of AGP and Holdings and desires that AGP and Holdings acquire an Interest in the Company. Accordingly, effective for Federal income tax purposes, as of the date hereof, AWNA shall be deemed to be contributing to the capital of AGP and Holdings, an undivided 73% and .27% interest, respectively, subject to existing liabilities, in all of the assets of the Company, and AWNA, AGP and Holdings shall be deemed to simultaneously contribute to the Company the aggregated 100% interest in all of such assets, subject to existing liabilities. The contributions being made by AWNA, AGP, and Holdings, shall be divided between and treated as Ordinary and Priority Contributions as set forth opposite their respective names on Exhibit A attached hereto. Except as provided in this Section 2.2, no Member shall be required to contribute additional capital to the Company without the prior written consent of the Members. Notwithstanding the foregoing, if the Manager, in its reasonable discretion, determines that it is necessary or desirable to have the Members make additional capital contributions, and the Members, in their discretion, agree to make additional Capital Contributions, absent any agreement to the contrary, such additional Capital Contributions shall be deemed to be “Priority Contributions”.

     2.3 Member Loans. With the written consent of the Manager, any Member may make loans (“Member Loans”) to the Company, to further the business of the Company, pursuant to such terms and conditions as the Manager may approve. No Member shall be required to make a Member Loan unless such Member has agreed in writing to make such Member Loan. Member Loans shall be liabilities of the Company and, unless otherwise agreed, shall be paid current from Net Cash Flow prior to any distributions to the Members.
     2.4 Limitations Pertaining to Capital Contributions.
          (a) Return of Capital. Except as otherwise provided in this Agreement, no Member shall withdraw any Capital Contributions or any money or other property from the Company without the written consent of the Members. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, unless otherwise specifically agreed in writing by the Members at the time of such distribution.
          (b) Liability of Members. Except as agreed upon in writing signed by a Member, no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company. Except as agreed upon by the Members, and except as otherwise provided by the Act or by any other applicable state law, the Members shall be liable only to make Capital Contributions as provided in Section 2.2, and shall not be required to make any other Capital Contributions or loans to the Company. No Member shall have any personal liability for the repayment of the Capital Contributions or Member Loans of any other Member.
          (c) No Interest, Salary or Reimbursement. Except as specifically provided in this Agreement, no Member shall receive any interest, salary or drawing with respect to such Member’s Capital Contributions or Capital Account or for services rendered for or on behalf of the Company. In addition, except as specifically provided in this Agreement, no Member or its Affiliates shall be entitled to payment or reimbursement for expenses incurred on behalf of the Company unless such reimbursement is approved in writing by the Manager.
          (d) No Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company, and no creditor of the Company will be entitled to require the Manager or any Member to solicit or demand Capital Contributions from any Member.
          (e) Withdrawal. Except as provided in Section 9 hereof, no Member may voluntarily or involuntarily withdraw from the Company or terminate the Member’s interest therein without the prior written consent of the Manager. Any Member that withdraws from the Company in breach of this Section 2.4(e):
               (i) shall be treated as an assignee of a Member’s interest, as provided in the Act;
               (ii) shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and

               (iii) shall continue to share in distributions from the Company on the same basis as if the Member had not withdrawn, provided that any damages to the Company as a result of such withdrawal shall be offset against amounts that would otherwise be distributed to such Member. The right to share in distributions granted under this Section 2.4(e) shall be in lieu of any right the withdrawn Member may have under Section 18-604 of the Act to receive a distribution or payment of the fair value of its interest in the Company.
     SECTION 3. DISTRIBUTIONS
     Except as provided in Section 9 hereof, Net Cash Flow shall be distributed to the Members from time to time as determined by the Manager. All distributions of Net Cash Flow shall be made in the following order of priority:
          (a) First, to the Members in proportion to their respective Unpaid Priority Returns, until the Unpaid Priority Returns of all Members have been reduced to zero; provided that the aggregate distributions under this Section 3(a) over the term of this Agreement shall not exceed the Cumulative Profits;
          (b) Second, to the Members in proportion to their respective Unreturned Priority Contributions, until the Unreturned Priority Contributions of all Members have been reduced to zero; and
          (c) Third, to the Members in proportion to their respective Percentage Interests.
     SECTION 4. TAX ALLOCATIONS
     4.1 Allocation Rules.
          (a) General Allocation Rule. For each taxable year of the Company, after the application of Section 4.2 hereof, Profits and/or Losses shall be allocated to the Members in a manner that causes each Member’s Adjusted Capital Account Balance after such allocation to equal the amount that would be distributed to such Member pursuant to Section 9.2(b)(iii) hereof upon a hypothetical liquidation of the Company in accordance with Section 4.1(b) below.
          (b) Hypothetical Liquidation Defined. In determining the amounts distributable to the Members under Section 9.2(b)(iii) upon a hypothetical liquidation, it shall be presumed that (i) all of the Company’s assets are sold at their respective values reflected on the books of account of the Company, determined in accordance with Code section 704(b) and Regulations thereunder (“Book Value”), without further adjustment, (ii) payments to any holder of a nonrecourse debt are limited to the Book Value of the assets securing repayment of such debt, and (iii) the proceeds of such hypothetical sale are applied and distributed in accordance with Section 9.2 hereof.

          (c) Special Loss Allocation. If the Company incurs Losses at any time when the Members’ Adjusted Capital Account Balances have been reduced to or below zero, such Losses shall be allocated to the Members in proportion to their Percentage Interests.
          (d) Special Profits Allocation. If the Company incurs Profits at any time when the Members’ Adjusted Capital Account Balances are less than zero and the hypothetical liquidation described in Section 4.1(b) would not result in any distributions to the Members, Profits shall be allocated to the Members in proportion to their negative Adjusted Capital Account Balances, until such negative balances have been eliminated.
          (e) Item Allocations. To the extent the Manager determines that allocations of Profits and/or Losses over the term of the Company are not likely to produce the Adjusted Capital Account Balances intended under this Section 4.1, then special allocations of income, gain, loss and/or deduction shall be made as deemed necessary by the Manager to achieve the intended Adjusted Capital Account Balances.
     4.2 Regulatory and Curative Allocations. The allocations set forth in Section 4.1 are intended to comply with the requirements of Regulations Sections 1.704-1 (b) and 1.704-2. If the Company incurs “nonrecourse deductions” or “partner nonrecourse deductions”, or if there is any change in the Company’s “minimum gain” or “partner nonrecourse debt minimum gain”, as defined in such Regulations, or if the Manager determines that the foregoing allocations fail for any reason to comply with the Regulations, the allocation of Profits, Losses and items thereof to the Members shall be modified in a reasonable manner deemed necessary or advisable by the Manager to comply with the Regulations. In determining allocations to be made pursuant to this Section 4, the Manager shall take into account any requirements of Code Sections 704(c) and 706 (and any Regulations that require allocations to be made in a manner consistent with such Code Sections) and shall make such modifications to the allocations under this Section 4 as are reasonably deemed necessary by the Manager to comply with the requirements of such Code and Regulation Sections.
     4.3 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the Regulations under uniform policies approved by the Manager.
     SECTION 5. MANAGEMENT
     5.1 Authority of the Manager. Except as otherwise specifically provided in this Agreement or as limited by the Act, all decisions and actions concerning the Company, its business and affairs shall be made or taken by the Manager. The Manager need not be a Member of the Company. Subject to the provisions of this Agreement and applicable provisions of the Act, the Manager shall have the full, exclusive and absolute right, power, duty, responsibility and authority to manage and control the Company, and the Manager shall have all the rights, powers and authority conferred upon the Manager by law or under the provisions of this Agreement. The Members shall have no rights or authority with respect to the operations of the Company, except to the extent specified in this Agreement or by applicable state law. The Manager shall devote such time and effort as is necessary for the management of the Company and the conduct of its business, but shall not be required to devote full-time efforts to the Company. The

Manager may be removed as the manager of the Company only with its written consent. The Manager may resign as the manager of the Company upon 30 days written notice to the other Members. If the Manager is removed or resigns, a replacement Manager may be named by Holdings. If no new manager is selected by Holdings, all actions and decisions relating to the Company may be taken or made by a Majority in Interest of the Members, except to the extent any provision of this Agreement requires a greater percentage approval of the Members with respect to such actions or decisions.
     5.2 Delegation to Officers. The Manager shall have the right to appoint one or more officers of the Company to implement the authority of the Manager hereunder, which officers shall serve under the direction and supervision of the Manager.
     5.3 Signature Power of Manager. The Manager or any duly authorized officer of the Company, acting alone and without the joinder of any other Member, shall have the power to execute and deliver documents and instruments of every type and nature on behalf of the Company, which shall be binding on the Company. Any Person dealing with the Company may rely, without further inquiry, upon the identity of the Manager set forth in this Agreement, as amended, at the time action is taken by or on behalf of the Company by the Manager, and may rely on a certificate signed by the Manager as to the existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Manager or that are in any other manner germane to the affairs of the Company.
     5.4 Limitations on Liability; Indemnity. No Manager or officer of the Company or their Affiliates or any Member (an “Actor”) shall be liable to the Company or the other Members for actions taken in good faith by the Actor in connection with the Company or its business; provided that the Actor shall, in all instances, remain liable for acts in breach of this Agreement or that constitute bad faith, fraud, willful misconduct or gross negligence (except to the extent the Company is compensated for the same by insurance coverage maintained by the Company). The Company, its receiver or trustee shall indemnify, defend and hold harmless each Actor, to the extent of the Company’s assets (without any obligation of any Member to make contributions to the Company to fulfill such indemnity), from and against any liability, damage, cost, expense, loss, claim or judgment incurred by the Actor arising out of any claim based upon acts performed or omitted to be performed by the Actor in connection with the business of the Company, including without limitation attorneys’ fees and costs incurred by the Actor in the settlement or defense of such claim; provided that no Actor shall be indemnified for claims based upon acts performed or omitted in breach of this Agreement or that constitute bad faith, fraud, willful misconduct or gross negligence. The Manager may, in its discretion, procure, at the expense of the Company, errors and omissions insurance coverage for the Manager and the officers of the Company for policy limits and risks reasonably acceptable to the Manager.
     5.5 Compensation and Expenses. The Manager and the authorized officers of the Company shall be entitled to reimbursement from the Company for costs incurred by them and their Affiliates in connection with the performance of their respective duties hereunder, including all actual and necessary direct expenses incurred by the Manager or the officers for legal, accounting, auditing and other services provided for the benefit of the Company (whether rendered by Affiliates of a Manager or officer or otherwise), for any facilities (such as office space) and supplies provided to the Company, and for reasonable travel and other expenses incurred in connection with the business of the Company. Except as set forth in this Section, the Manager and the Members shall not receive any fees or other compensation unless agreed to by all of the Members and the Manager.
     SECTION 6. BOOKS, RECORDS, REPORTS AND ACCOUNTING
     6.1 Records. The Manager shall keep or cause to be kept at the specified office of the Company the following: (a) a copy of the Certificate of Formation and all amendments thereto, (b) copies of all written operating agreements, including this Agreement, and all amendments to the operating agreements, including any prior written operating agreements, no longer in effect, (c) copies of any written and signed promises by Members to make additional Capital Contributions or Member Loans to the Company, (d) copies of the Company’s federal, state and local income tax returns and reports, and (e) copies of all prepared financial statements of the Company. Any such records maintained by the Company may be kept on or be in the form of any information storage device, provided that the records so kept are convertible into legible written form within a reasonable period of time. Any Member or its designated representative shall have the right, at any reasonable time, to have access to and inspect and copy the contents of such books or records, which, upon request, shall be made available to such Member at the Company’s specified office in Arizona.
     6.2 Annual Reports. As soon as practicable, but in no event later than ninety days after the close of each fiscal year, the Manager shall cause to be furnished to the Members as of the last day of that fiscal year, reports containing financial statements of the Company for the fiscal year.
     6.3 Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items necessary for federal and state income tax purposes and shall cause to be furnished to the Members the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items, for federal income tax purposes, shall be based on the method of accounting designated by the Manager in its reasonable discretion.
     6.4 Tax Elections. The Manager may, in its reasonable discretion, determine whether to make any available elections pursuant to the Code; provided that in circumstances where it is appropriate, unless otherwise specifically provided in this Agreement, the Manager and the Members agree to apply the remedial method for tax allocations as described in Regulations § 1.704-3(d).
     SECTION 7. AMENDMENTS
     This Agreement may be amended only by a written instrument signed by the Manager and all of the Members.

     SECTION 8. TRANSFERS OF INTERESTS
     8.1 General. Except as provided in this Section 8, a Member shall not sell, assign, pledge, hypothecate, encumber or otherwise voluntarily or involuntarily transfer by any means whatever (“Transfer”) all or any portion of the Member’s Interest in the Company without the prior written consent of the Members. A transferee of a Member’s interest in the Company will be admitted as a Substituted Member only pursuant to Section 8.3 hereof. Any purported Transfer that does not comply with the provisions of this Section 8 shall be void and shall not cause or constitute dissolution of the Company. Notwithstanding the preceding limitations, any Transfer to (i) any other Member or any Affiliate of a Member, and (ii) any trust of which any Member is the primary beneficiary, shall be permitted under this Section 8.1 (any such transferee being referred to herein as a “Permitted Transferee”). Any Units in the Company transferred to a Permitted Transferee shall continue to be subject to the transfer restrictions set forth in this Section 8 as if the Units continued to be held by the transferor as well as the transferee.
     8.2 Assignee of Member’s Interest. If, pursuant to a Transfer of an interest in the Company by operation of law and without violation of Section 8.1 hereof (or pursuant to a Transfer that the Company is required to recognize notwithstanding any contrary provisions of this Agreement), a Person acquires an interest in the Company, but is not admitted as a Substituted Member pursuant to Section 8.3 hereof, such Person:
          (a) shall be treated as an assignee of a Member’s interest, as provided in the Act;
          (b) shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and
          (c) shall share in distributions from the Company with respect to the transferred interest, on the same basis as the transferring Member.
     8.3 Substituted Members. No Person taking or acquiring, by whatever means, the interest of any Member in the Company shall be admitted as a substituted Member in the Company (a “Substituted Member”) without the written consent of the Members, which consent may be withheld in the sole and absolute discretion of the Members.
     8.4 Mandatory Participation in Sale. If Members owning 51% or more of the Interests desire to sell all of their Interests in the Company to an unrelated third party, the Members desiring to sell their Interests may demand that the other Members sell their entire Interests in the Company to the same purchasers(s) on the same basis as the selling Members.
     SECTION 9. DISSOLUTION AND TERMINATION
     9.1 Dissolution. The Company shall dissolve upon the first to occur of any of the following events:

          (a) The sale of all or substantially all of the Company’s assets and the collection of the proceeds of such sale;
          (b) The election by the Manager and a Majority in Interest of the Members to dissolve the Company; or
          (c) The entry of a decree of dissolution under Section 18-802 of the Act.
     9.2 Winding Up.
          (a) Notice of Winding Up. Following the dissolution of the Company, as provided in Section 9.1, the Manager (or if there is no Manager, any remaining Member) may participate in the winding up of the Company as provided in Section 18-803 of the Act. The Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company’s separate existence shall continue until a certificate of cancellation has been filed with the Delaware Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.
          (b) Liquidation and Distribution of Assets. Upon the dissolution of the Company, the Manager, or if there is no Manager, the remaining Member(s), or court-appointed trustee, if there is no remaining Member, shall take full account of the Company’s liabilities and assets, and such assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. During the period of liquidation, the business and affairs of the Company shall continue to be governed by the provisions of this Agreement, with the management of the Company continuing as provided in Section 5 hereof. The proceeds from liquidation of the Company’s property, to the extent sufficient therefor, shall be applied and distributed in the following order of priority:
               (i) To the payment and discharge of all of the Company’s debts and liabilities, including those to Members who are creditors, including the establishment of any necessary reserves;
               (ii) To the Members in satisfaction of any Member Loans that have not been satisfied pursuant to Section 9.2(b)(i); and
               (iii) To the Members in accordance with Section 3 hereof.
     9.3 Certificate of Cancellation. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members, a certificate of termination shall be executed and filed by the Manager (or any remaining Member if there is no Manager) with the Delaware Secretary of State.
     9.4 Rights of Members. Except as otherwise provided in this Agreement, the Members shall look solely to the assets of the Company for the return of their Capital

Contributions and shall have no right or power to demand or receive property other than cash from the Company.
     SECTION 10. MISCELLANEOUS
     10.1 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person to whom the same is directed or sent by registered or certified mail, return receipt requested, addressed to the applicable address set forth on the signature page of this Agreement. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered if delivered personally, three business days after the time when the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, postage and charges prepaid, or if sent by any other method, upon actual receipt. Any party may change the address to which notices shall be given pursuant to the provisions of this Section, provided that such notice shall be deemed given only upon actual receipt.
     10.2 Delaware Law. The laws of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members. Notwithstanding the foregoing, the parties hereto consent to personal jurisdiction for purposes of this Agreement in the State of Arizona, and each of them agrees that Maricopa County, Arizona shall be proper venue for any action brought under this Agreement.
     10.3 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members, the Manager, and their respective heirs, legatees, legal representatives, successors, transferees and assigns; provided that this Section 10.3 shall not be deemed to (a) authorize any transfer not otherwise permitted under this Agreement, (b) confer upon the assignee of a Member’s interest any rights not specifically granted under this Agreement, or (c) supersede or modify in any manner any provision of Section 8 hereof.
     10.4 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.
     10.5 Time. Time is of the essence with respect to this Agreement.
     10.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     10.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     10.8 Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

     10.9 Additional Documents. Each Member, upon the request of the Manager, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.
     10.10 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.
     10.11 Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Company’s property.
     10.12 Counterpart Execution; Facsimile Signatures. This Agreement may be executed in any number of counterparts pursuant to original or facsimile copies of signatures with the same effect as if the Manager and all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
     10.13 Representations and Warranties. Each Member represents and warrants to the Company, the Manager and to each other Member that:
          (a) It has acquired its Interest for its own account, for investment, and not with a view to or for the resale, distribution, subdivision or fractionalization thereof;
          (b) It has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any Person to sell, transfer or pledge all or any portion of its Interest and has no current plans to enter into any such contract, undertaking, understanding, agreement or arrangement;
          (c) It has such business and financial experience alone, or together with its professional advisers, that it has the capacity to protect its own interests in connection with its acquisition of its Interest;
          (d) It has sufficient financial strength to hold the interest in the Company as an investment and bear the economic risks of that investment (including possible complete loss of such investment) for an indefinite period of time;
          (e) It has been afforded the same access to the books, financial statements, records, contracts, documents and other information concerning the Company and the prospective business of the Company as has been afforded the other Members and has been afforded an opportunity to ask such questions as it has deemed necessary or desirable to value the merits and risks of the investment contemplated herein;
          (f) It acknowledges that it has performed its own due diligence with respect to its Interest and is relying on that due diligence in making this investment and that it is not relying on the other Members, the Manager or their Affiliates with respect to tax, suitability or other economic considerations;
          (g) This Agreement constitutes a legal, valid and binding obligation of the Member enforceable against the Member in accordance with its terms; and
          (h) The execution, delivery and performance of this Agreement by the Member does not and will not violate, conflict with or contravene any judgment, order, decree, writ or injunction, or any law, rule, regulation, contract or agreement to which the Member is subject.
     10.14 Glossary. For purposes of this Agreement, the following terms shall have the meanings specified in this Section:
     “Act” means the Delaware Limited Liability Company Act, as set forth in Del. Code Ann. Tit. 6, § 18-101, et. seq., as amended from time to time (or any corresponding provisions of succeeding law).
     “Actor” has the meaning given that term in Section 5.4 hereof.
     “Adjusted Capital Account Balance” means an amount with respect to any Member equal to the balance in such Member’s Capital Account at the end of the relevant fiscal year, after increasing the balance in such Member’s Capital Account by any amount which such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(l) and 1.704-2 (i)(5).
     “Affiliate(s)” of another Person shall mean any Person directly or indirectly controlling, controlled by or under common control with such other Person.
     “Agreement” means this Operating Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.
     “Book Value” has the meaning given that term in Section 4.1(b) hereof.
     “Capital Account” means the capital account maintained for each Member in accordance with Section 4.3 hereof.
     “Capital Contribution” means, with respect to any Member, the aggregate amount of money and the net fair market value of any property (other than money) contributed to the Company by such Member, whether as Priority Contributions or Ordinary Contributions.
     “Certificate of Formation” has the meaning given that term in Section 1.10.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

     “Company” means Allied Services, LLC, a Delaware limited liability company, and any limited liability company continuing the business of this Company in the event of dissolution as herein provided.
     “Core Activities” has the meaning given that term in Section 1.4.
     “Cumulative Profits” means the amount, if any, by which the cumulative items of taxable income and gain over the term of the Company exceed the cumulative items of taxable loss and deduction over the term of the Company, in each case, determined as of the date on which Cumulative Profits are determined.
     “Interest” means an ownership interest in the Company, including without limitation a Member’s Units and a Member’s interest in all property, distributions, profits and losses of the Company.
     “Majority in Interest of the Members” means the affirmative vote or written consent of the Members holding a majority of the Units.
     “Manager” means Allied Waste Landfill Holdings, Inc., a Delaware corporation, or any other Person designated to be the Manager in accordance with the provisions of Section 5.1 hereof.
     “Member” means any Person identified as a Member in Exhibit A to this Agreement. If any Person is admitted as a Substituted Member pursuant to the terms of this Agreement, “Member” shall be deemed to refer also to such Person. “Members” refers collectively to all Persons who are designated as a “Member” pursuant to this definition.
     “Member Loans” has the meaning given that term in Section 2.3 hereof.
     “Net Cash Flow” means the gross cash proceeds to the Company from operations, including sales or other dispositions, mergers, liquidations, and all refinancings of all or any part of the assets of the Company, less the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Manager in its reasonable and good faith discretion in accordance with the terms of this Agreement.
     “Ordinary Contributions” means all Capital Contributions other than Priority Contributions.
     “Percentage Interests” means the Members’ interests in the Company expressed as a percentage based on the number of Units held by the Member divided by the total number of Units issued and outstanding. The Members’ initial Percentage Interests are set forth opposite their names on Exhibit A.

     “Permitted Transferee” has the meaning given that term in Section 8.1.
     “Person” means any individual, partnership, corporation, limited liability company, trust or other entity.
     “Priority Contributions” means Capital Contributions of AGP initially designated as Priority Contributions on Exhibit A hereto, and any additional Capital Contributions requested by the Manager and made by a Member in accordance with the provisions of Section 2.2 hereof, unless such Capital Contributions are designated as being other than Priority Contributions.
     “Priority Return” means a 9.5% per annum cumulative return, compounded annually, with respect to all Unreturned Priority Contributions made by the Members until such time as the Unretumed Priority Contributions of all Members have been reduced to zero.
     “Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), reduced by any items of income or gain subject to special allocation pursuant to this Agreement, and otherwise adjusted by the Manager (on the advice of the Company’s accountants) to cause Profits and Losses to be determined in accordance with the Regulations under Code Section 704(b).
     “Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “Substituted Member” has the meaning given that term in Section 8.3 hereof.
     “Transfer” has the meaning given that term in Section 8.1 hereof.
     “Unit” means an individual unit of ownership in the Company issued to the Members.
     “Unpaid Priority Return” means that portion of the Priority Return payable to a Member that has not yet been distributed by the Company.
     “Unretumed Priority Contributions” means, with respect to each Member, the amount of Priority Contributions made by such Member to the Company, reduced by distributions to such Member pursuant to Section 3(b) hereof; provided that in the year in which the Company is liquidated, each Member’s Unretumed Priority Contributions shall be reduced by the amount, if any, by which the aggregate distributions to such Member pursuant to Section 3(a) exceed such Member’s Cumulative Profits, after taking into account all allocations pursuant to Section 4 in the year in which the Company is liquidated.
[Signatures are on the following page.]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

Manager:	Allied Waste Landfill Holdings, Inc.,
a Delaware corporation

	By:	/s/ D. W. Slager
	Its:	President
15880 N. Greenway-Hayden Loop
Suite 100
Scottsdale, Arizona 85260

Members:	Allied Waste Landfill Holdings, Inc.,
a Delaware corporation

	By:	/s/ D. W. Slager
	Its:	President
15880 N. Greenway-Hayden Loop
Suite 100
Scottsdale, Arizona 85260

Allied Waste North America, Inc.,
a Delaware corporation

	By:	/s/ D. W. Slager
	Its:	Vice President
15880 N. Greenway-Hayden Loop
Suite 100
Scottsdale, Arizona 85260

Allied Green Power, Inc.,
a Delaware corporation

	By:	/s/ D. W. Slager
	Its:	Treasurer
15880 N. Greenway-Hayden Loop
Suite 100
Scottsdale, Arizona 85260

EXHIBIT A-1 TO
OPERATING AGREEMENT
ALLIED SERVICES, LLC

	CAPITAL		PERCENTAGE	ORDINARY	PRIORITY
MEMBER	CONTRIBUTIONS	UNITS	INTERESTS	CONTRIBUTIONS	CONTRIBUTIONS
AWNA	An undivided	99	99%	$110,168,112	$0
	26.73% interest in
	the assets of the
	Company in
	existence
	immediately prior to
	the effective date of
	this Agreement.

Holdings	An undivided .27%	1	1%	1,112,809	0
	interest in the assets
	of the Company in
	existence
	immediately prior to
	the effective date of
	this Agreement.

AGP	An undivided 73%	n/a	n/a	0	300,870,640

	interest in the assets
	of the Company in
	existence
	immediately prior to
	the effective date of
	this Agreement.

	Total	100	100%	$111,280,921	$300,870,640